As  filed  with  the Securities and Exchange Commission August 28, 2002     File
No.  0-32195

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        AMERICAN HOSPITAL RESOURCES, INC.
                 (Name of small business issuer in its charter)

                      UTAH                            87-0319410
         (State or other jurisdiction of     (I.R.S. Employer I.D. No.)
         incorporation or organization)

                     1912 W. BAY CREST, SANTA ANA, CA  92704
                    (Address of Principal Executive Offices)

                          BUSINESS CONSULTING AGREEMENT
                            (Full title of the plan)

          CHRISTOPHER WHEELER, 1912 W. BAY CREST, SANTA ANA, CA  92704
                      Name and address of agent for service

                                 (714) 444-0223
          Telephone number, including area code, of agent for service:


                           CALCULATION OF REGISTRATION FEE

                                       Proposed       Proposed maximum
Title of Securities    Amount to        Maximum      aggregate offering       Amount of
to be registered     be registered  offering price         price *        registration fee
                                       per unit *

Common Stock. . . .        584,000  $          0.46  $           268,640  $           24.72


*  Estimates of the proposed maximum offering price per unit and proposed maximum aggregate offering  price solely for calculating the registration fee pursuant to Rule 457(c) and (h)
of  the  Securities  Act  of  1933,  and  based  on  the average bid and asked price of the registrant's  common stock as of August 21, 2002, a date within five business days prior to the  date  of  filing  of  this  registration  statement.

                                     PART I.
                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

ITEM  1.  PLAN  INFORMATION

A copy of the Business Consulting Agreement (the "Plan") is attached hereto and incorporated herein by this reference.

ITEM  2.  REGISTRANT  INFORMATION

Copies of the Plan and all documents incorporated by reference in Item 3 of Part II of this registration statement are also incorporated as part of the Section 10(a) prospectus by this reference, and shall be made available to the Plan's participants upon written or oral request. Requests for such information should be directed to the Company 1912 W. Bay Crest, Santa Ana, CA 92704, telephone
(714)  444-0223


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE

The following documents filed by American Hospital Resources, Inc., a Utah corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

     1. The Company's Form 10-KSB filed with the Securities and Exchange Commission on March 29, 2002;

     2. All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") for the past twelve months; and

     3. The description of the Common Stock contained in the Company's Form 10-SB Registration Statement filed on December 29, 2000 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Prior to the filing, if any, of a post-effective amendment that indicates that all securities covered by this Registration Statement have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM  4.  DESCRIPTION  OF  SECURITIES

The common stock of the Company being registered pursuant to this Registration Statement is part of a class of securities registered under Section 12 of the Exchange Act. A description of such securities is contained in the Company's initial Form 10-SB Registration Statement filed with the Commission on December 29, 2000, and any amendment or report filed for the purpose of updating such description is incorporated herein by reference. (See "Item 3. Incorporation of Documents by Reference.")

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL

Carr & Waddoups, LLC, Salt Lake City, Utah, is corporate counsel to the Registrant and has rendered an opinion as to the Common Stock offered hereby.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to members of the board of directors, officers, employees, or persons controlling the Company pursuant to the immediately subsequent provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In accordance with the provisions referenced above, the Company will indemnify to the fullest extent permitted by its Articles and Bylaws, and in the manner permissible under the laws of the State of Utah, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or served any other enterprise as director, officer or employee at the request of the Company . The Board of Directors, in its discretion, will have the power on behalf of the Company to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he or she is or was an employee of the Company.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the Sections of the Utah Code Annotated statutes set forth above and the provisions of the Company's Bylaws and the Company's Articles of Incorporation, or any amendments thereto.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED

No restricted securities are being reoffered or resold pursuant to this registration statement.

ITEM  8.  EXHIBITS

The exhibits attached to this Registration Statement are listed in the Exhibit Index, which is found on page 6.

ITEM  9.  UNDERTAKINGS

The  undersigned  Registrant  hereby  undertakes:

(a)
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (ii) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

          (iii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iv) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, only to the extent required by the general rules and regulations of the Commission.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, executive officers and controlling persons of the Registrant as outlined above or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, executive officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on this 22nd day of August, 2002.


                                   American  Hospital  Resources,  Inc.



                              By:  /s/  Christopher  Wheeler
                                  ---------------------------
                                   Christopher  Wheeler
                                   Chief  Executive  Officer


                              By:  /s/  Christopher  Wheeler
                                   -------------------------
                                   Christopher  Wheeler
                                   Chief  Financial  Officer

Pursuant to the requirements of the Securities Act of 1933, his registration statement has been signed by the following persons in the capacities and on the date indicated.


Date:  August  22,  2002           /s/  Christopher  Wheeler
                                  ---------------------------
                                   Christopher  Wheeler
                                   Director


Date:  August  22,  2002           /s/  Antione  Gedeon
                                  ----------------------
                                   Antione  Gedeon
                                   Director


Date:  August  22,  2002           /s/  Mark  Buck
                                  ------------------
                                   Mark  Buck
                                   Director


                                INDEX TO EXHIBITS

Exhibit No.  Title of Document                                        Location
-----------  -----------------------------------------------------  ------------
        4.1  Business Consultant Agreement - Walstrand . . . . . .  Attached
        4.2  Business Consultant Agreement - Fox . . . . . . . . .  Attached
        4.3  Business Consultant Agreement - Dunster . . . . . . .  Attached
        5.1  Opinion and consent of Counsel with respect to the. .  See Ex. 23.1 legality of the issuance of securities being issued
       23.1  Legal Opinion . . . . . . . . . . . . . . . . . . . .  Attached
       23.2  Consent of Pritchett, Siler & Hardy . . . . . . . . .  Attached